EXHIBIT 3.1

                             ARTICLES OF DISSOLUTION

                                       OF

                           SPHINX INTERNATIONAL, INC.

         These Articles of Dissolution of Sphinx International, Inc., a Florida corporation (the "Corporation"), are hereby filed pursuant to Section 607.1403 of the Florida Business Corporation Act.

                                       I.

         The name of the Corporation is Sphinx International, Inc.

                                       II.

         Dissolution of the Corporation was proposed and recommended by its Board of Directors and approved by its shareholders at a meeting duly called and held on February 22, 2001.

                                      III.

         The number of shares cast for dissolution was greater than 75% of the Corporation's outstanding shares, sufficient to approve the proposal.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Dissolution to be executed by its duly authorized officer as of the 15th day of March, 2001.

                                         SPHINX INTERNATIONAL, INC.


                                         /s/ Bahram Yusefzadeh
                                         ---------------------------------------
                                         By:      Bahram Yusefzadeh
                                         Title:   Chairman